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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

(Print or Type Responses)
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1.   Name and Address of Reporting Person

  Brewer Jr.                       H.                       Bryan
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   (Last)                       (First)                   (Middle)

                                11410 River Road
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                                    (Street)

   Potomac,                         Maryland                20854
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

                                October 28, 2002
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

                          Lipid Sciences, Inc. "LIPD"
________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable line)

     |X|  Form filed by One Reporting Person

     |_|  Form filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                      2. Amount of Securities    3. Ownership Form:
1. Title of Security                     Beneficially Owned         Direct (D) or      4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 Indirect (I)          (Instr. 5)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      5(b)(v).

FORM 3 (continued)      Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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Stock Option             08/05/01   03/11/06        Common Stock           116,927       $3.21          D
(right to buy)
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Stock Option             (1)        01/29/13        Common Stock           120,000       $0.91          D
(right to buy)
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Explanation of Responses:

(1) The option with respect to 1/3 of the shares has already vested, and it vests with respect to 1/3 of the shares on each on January 28, 2004 and January 28, 2005.

Lipid Sciences, Inc.


/s/ H. Bryan Brewer, Jr.                                    January 30, 2003
---------------------------------------------            -----------------------
Name:  Dr. H. Bryan Brewer, Jr.                                   Date
Title: Director
      **Signature of Reporting Person


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.